SUBSIDIARIES OF THE REGISTRANT

(AS OF MARCH 9, 2012)

Name of Subsidiary	State/Jurisdiction of Incorporation/Organization	Other Names under which Subsidiary Does Business
German American Bancorp	Indiana
GAB Investment Company, Inc.	Nevada
GAB Investment Center, Inc.	Nevada
GAB Investments, LLC	Nevada
GAB Capital Funding Corp.	Nevada
GAB Funding Corp.	Maryland
First Title Insurance Company	Indiana
GABC Leasing, Inc.	Indiana
GABC Holdings, Inc.	Indiana
GABC Development Corporation	Indiana
German American Financial Advisors & Trust Company	Indiana	German American Financial Advisors

German American Insurance, Inc.	Indiana
Allied Premium Finance Company	Indiana
GABC Risk Management, Inc.	Nevada
German American Reinsurance Company, Ltd.	Turks and Caicos Islands

Financial Services of Southern Indiana, Inc.	Indiana

ACB Capital Trust I	Delaware
ACB Capital Trust II	Delaware

Exhibit 21